GENTEX CORPORATION
ISRAELI APPENDIX
TO THE
2019 OMNIBUS INCENTIVE PLAN

1.Special Provisions for Persons who are Israeli Taxpayers.

1.1 This Israeli Appendix (the “Appendix”) to the Gentex Corporation’s 2019 Omnibus Incentive Plan, as amended from time to time (the “Plan”) is made and entered effective as of [_______________] (the “Appendix Effective Date”). The provisions specified hereunder shall form an integral part of the Plan.

1.2 The provisions set forth in this Appendix apply only to Participants who are subject to taxation by the State of Israel with respect to Awards granted thereto (each, an “Israeli Participant”).
1.3 This Appendix applies with respect to Awards granted under the Plan as aforesaid. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted under the Plan to Israeli Participants from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. All grants made pursuant to this Appendix shall be governed by the terms of the Plan and the terms of this Appendix. This Appendix is applicable only to grants made after the Appendix Effective Date. This Appendix is subject to the ITO (as defined below) and Section 102 (as defined below) in particular.

1.4 The Plan and this Appendix shall be read together with respect to Israeli Participants. In the event of a conflict between this Appendix and the Plan, this Appendix shall take precedence with respect to provisions relating to Section 102.

2. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“102 Capital Gains Track” means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.

“102 Capital Gains Track Grant” means a 102 Trustee Grant elected and designated to qualify for the special tax treatment under the 102 Capital Gains Track.

“102 Earned Income Track” means the tax track set forth in Section 102(b)(1) of the ITO.

“102 Earned Income Track Grant” means a 102 Trustee Grant elected and designated to qualify for the ordinary income tax treatment under the 102 Earned Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants and 102 Earned Income Track Grants, if and as applicable.

“Affiliated Company” means any Israeli resident legal entity that qualifies as both (i) a Subsidiary, and (ii) an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” means a “controlling shareholder”, as defined under Section 32(9) of the ITO, of the Company.

“Election” means the Company’s election of the type (i.e., between 102 Capital Gains Track or 102 Earned Income Track) of 102 Trustee Grants that it will make under the Plan, as filed with the ITA.

“Eligible 102 Participant” means an Israeli Participant who is an individual employed by a Subsidiary that qualifies as an Affiliated Company or is a Non-Employee Director, and such individual is not a Controlling Shareholder.

“Fair Market Value” means, without derogating from the definition in the Plan of the term of “Fair Market Value” and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, as follows: if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of a Share on the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” or the “Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the ITO Rules, all as may be amended from time to time.

“ITO Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO.

“Option” means the right to purchase shares of Common Stock of the Company granted to Israeli Participants pursuant to either Section 102 of the ITO.

“Required Holding Period” means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which an Award granted by the Company and the share of Common Stock of the Company (“Shares”) issued or delivered upon the exercise or vesting or settlement (as the case may be) of such Award must be held by the Trustee for the benefit of the person to whom it was granted. As of the Appendix Effective Date, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date the Award is granted and deposited with the Trustee, provided that all the conditions set forth in Section 102 and the related regulations have been fulfilled.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.

“Trustee” means a person or entity designated by the Board or the Compensation Committee to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Trust Agreement” means the agreement(s) between the Company and/or an Affiliated Company and the Trustee, regarding Awards granted under this Appendix, as in effect from time to time.

3. Types of Grants and Section 102 Election.

3.1 Grants of Awards made pursuant to Section 102, shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be, as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it elects to make shall be filed with the ITA before any grant is made pursuant to such Election in accordance with Section 102 and shall also be applicable to any stock dividend and/or additional rights that are granted with respect to an Award which was granted as a 102 Trustee Grant. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it elects to make only in accordance with the provisions of Section 102(g) of the ITO (i.e., after the lapse of at least 12 months from the end of the calendar year in which the first grant was made pursuant to the previous Election). For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2 Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Appendix.

3.3 No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the ITO Rules have been filed with the ITA; provided, however, that if the ITA provides approval for such - 102 Trustee Grants may be made effective prior to the lapse of the aforementioned 30 day period.

3.4 The Evidence of Award or other documents evidencing an Award granted or Shares issued or delivered pursuant to the Plan and this Appendix shall indicate whether the grant is a 102 Trustee Grant or a Non-Trustee Grant; and, if the grant is a 102 Trustee Grant, the Evidence of Award shall indicate, among other matters, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, the vesting provisions, the settlement provisions and the exercise price (if any and as applicable). For the avoidance of doubt, each Eligible 102 Participant granted a 102 Trustee Grant, shall be required to sign and deliver to the Trustee a consent letter (whether as part of the Evidence of Award or as a stand-alone consent, as the case may be) which includes several statements under which the Israeli Participant, among others, (i) agrees to be subject to the Trust Agreement and agrees that the Trustee be released from any liability in respect of any action or decision duly taken and bona fide executed by it with respect to the Plan, this Appendix and/or any 102 Trustee Grants; (ii) declares that he/she understands and accepts the provisions of Section 102 and the applicable tax track and approves the tax arrangement contemplated thereby; and (iii) confirms that he/she shall neither sell nor transfer the Shares or any other right attributed thereto until the lapse of the Required Holding Period.

4. Terms And Conditions of 102 Trustee Grants.

4.1 Each 102 Trustee Grant will be deemed granted on the date of, or the date stated in, the applicable Board or Compensation Committee resolution (as applicable), in accordance with the provisions of Section 102 and the Trust Agreement.

4.2 Each 102 Trustee Grant, and any stock dividend and/or additional rights that are granted with respect to an Award which was granted as a 102 Trustee Grant, granted to an Eligible 102 Participant shall be held by the Trustee and each Share acquired pursuant to a 102 Trustee Grant shall be deposited in a trust account in the name of a Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After the lapse of the Required Holding Period, the Trustee may release such Award and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Company and/or the applicable Affiliated Company withhold any applicable tax due pursuant to the ITO. The Trustee shall not release any Award which is granted pursuant to a 102 Trustee Grant, or Shares issued thereunder and held by it, prior to the full payment of the Eligible 102 Participant's tax liabilities.

4.3 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable), and any stock dividend and/or additional rights that are granted with respect to an Award which was granted as a 102 Trustee Grant, shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or any Evidence of Award that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Appendix or any document evidencing a grant that are necessary to receive or maintain any tax benefit pursuant to Section 102, shall be binding on the Eligible 102 Participant. The Trustee and each Eligible 102 Participant who is granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement entered into between the Company and/or an applicable Affiliated Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the ITO Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company, the applicable Affiliated Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Award or the underlying Shares and other shares received subsequently following any realization of rights derived from Award or Shares (including stock dividends) to the Eligible 102 Participant or to a third party. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the ITA; and (ii) the Trustee has received written confirmation from the Company and the applicable Affiliated Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Appendix, any applicable agreement and any applicable law. To avoid doubt, such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the ITO Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which were issued upon an exercise or vesting and settlement of an Award which was granted as a 102 Trustee Grant, such stock dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the stock dividend was declared and/or rights granted. In the event of a cash dividend which applies to an Award or Shares, the Trustee and/or the Company and/or the Affiliated Companies shall deduct all taxes and mandatory payments from the dividend proceeds in compliance with applicable withholding requirements before transferring the dividend proceeds to the Eligible 102 Participant.

4.6 If an Award which is granted as a 102 Trustee Grant is exercised or vests and settled (as the case may be) during the Required Holding Period, the Shares issued or delivered upon such exercise or vesting and settlement, if and as applicable, shall be issued or delivered, as applicable, in the name of the Trustee (to the extent applicable) for the benefit of the Eligible 102 Participant. If such Shares are issued or delivered, as applicable, after the Required Holding Period has lapsed, the Shares issued or delivered, as applicable, upon such exercise or vesting and settlement shall, at the election of the Eligible 102 Participant, either (i) be issued or delivered, as applicable, in the name of the Trustee (if applicable), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan, this Appendix and Section 102, and the Eligible 102 Participant pays all taxes which apply on the Shares or to such transfer of Shares.

4.7 To avoid doubt, in the event that an Award granted to Eligible 102 Participant pursuant to the Plan and this Appendix, is settled for cash (including, but not limited to, Restricted Stock Units which may be settled in cash), such Award most likely will not be qualified as a 102 Trustee Grant. It is also clarified that various amendments to the Plan or to the terms of an Award that has already been granted, as well as the performance of some of the procedures stipulated in the Plan or the resolution of the Board/Compensation Committee to condition an Award with various terms and conditions may be subject to obtaining the prior-approval (ruling) of the ITA as a condition to having the 102 Capital Gains Track Grants continue to be subject to the 102 Capital Gains Track, including, without limitation, any process of (i) acceleration of vesting that has not been originally stipulated in the Evidence of Award, (ii) cashless/net exercise or settlement (including as stipulated in Section 4(B)(iii) of the Plan or any equivalent thereof), and (iii) reduction of the Exercise Price (as stipulated in Section 20(B) of the Plan) or any other adjustments to the Option Price or exercise or purchase price of any Award (including as stipulated in Section 13 of the Plan), whether pursuant to a distribution of dividend or changes in the Company’s capital structure.

Notwithstanding anything to the contrary in the Plan or this Appendix, it is hereby clarified that no “put” or “call” option provisions are deemed included in the Plan or this Appendix with respect to Awards which are intended to qualify as 102 Trustee Grants without first obtaining the prior approval from the ITA.

4.8 Upon receipt of a 102 Trustee Grant, the Eligible 102 Participant will sign an undertaking to release the Trustee, the Company and the Affiliated Companies from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any 102 Trustee Grant Share granted to the Eligible 102 Participant thereunder.

5. Exercise Of Awards.

Awards shall be exercised by the Eligible 102 Participant by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company (and subject to the terms stipulated in the Plan and/or in such form) and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective – except if otherwise set forth in the said form of notice - upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price (if any) for the number of Shares with respect to which the Award is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised. Awards that are not required to be exercised, but rather become payable in accordance with the terms and conditions of the Award shall be settled in cash (without, for the removal of a doubt, derogating from the provisions of Sections 4.7 and 7 hereof), Shares, any Other Stock-Based Awards or a combination thereof, as determined by the Company.

6. Assignability.

As long as an Award or Shares are held by the Trustee on behalf of the Eligible 102 Participant, none of the rights of the Eligible 102 Participant over the Award or the Shares nor any rights attributed thereto or derived therefrom may be (i) sold, assigned, pledged, given as collateral or mortgaged or otherwise transferred, other than by will or by operation of law, (ii) subject of an attachment, power of attorney, a proxy or a share transfer deed (other than a power of attorney or a proxy or a voting agreement with respect to the Shares which was pre-approved by the Company) unless Section 102 and/or any tax ruling issued by the ITA with respect to 102 Trustee Grants allow otherwise. During the lifetime of the Eligible 102 Participant, each and all of such Eligible 102 Participant's rights to purchase, or be delivered with, Shares under the Plan and this Appendix shall be exercisable by, or be delivered for the benefit of, the Eligible 102 Participant only. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7. Tax Consequences.

7.1 Any tax consequences arising from the grant or exercise or vesting or settlement of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company or any applicable Affiliated Company, the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliated Companies and/or the Trustee shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Affiliated Companies and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to (i) the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant, (ii) any taxes that should have been paid by the Israeli Participant in connection with the transfer of the Awards from the Trustee to a designated transferee, whether or not a payment was deemed to be made as part of such transfer, and (iii) any taxes that the Israeli Participant should have paid upon the exercise of the Awards into Shares or settlement of Awards for Shares, if and as applicable. The Company and/or any of its Affiliated Companies and/or the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and this Appendix and the exercise or vesting or sale or settlement thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Israeli Participant, and/or (ii) requiring an Israeli Participant to pay to the Company any of its Affiliated Companies the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares, and/or (iii) by causing the exercise or settlement of an Award and/or the sale of Shares held by or on behalf of an Israeli Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Israeli Participant will be required to pay any tax liability which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules. It is hereby further clarified that nothing in the potential adverse tax consequences to the Israeli Participants shall be deemed as restricting the Company from taking any action that it would have otherwise be eligible to perform, including any of the actions delineated in Section 4.7 above, and, without limiting the generality of the foregoing, the Company and/or Affiliated Companies make no assurances, promises, undertakings or otherwise assumes any obligation that any of them will seek the approval (whether prior or post factum) of the ITA with respect to any action taken, or contemplated to be taken, by the Company, including any of the actions delineated in Section 4.7 above (but subject to the obtainment of prior approval of the ITA in the case of placing “put” and “call” option provisions in the Plan or the Appendix with respect to 102 Capital Gains Track Grants) and will not, in any case, be restricted in any way from taking such action without the approval of the ITA, and such shall not derogate in any manner from the liability of each Israeli Participant to bear (solely on such Israeli Participant’s own) any tax consequences arising from, or related to, the grant or exercise or vesting or settlement of any Award granted to such person. To the extent an Israeli Participant is or becomes subject to taxation in the United States, any Award granted hereunder is intended to be either exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Code Section 409A”, respectively), and any regulations or guidance that may be adopted thereunder, and if an Israeli Participant is a “specified employee” as defined in Code Section 409A at the time of the Participant’s separation from service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, the commencement of any payments or benefits under an Award shall be deferred until the date that is six months following the Participant’s separation from service or such other period as required to comply with Code Section 409A. This provision shall not derogate in any manner from any of the other requirements hereunder and the Participant shall be responsible for any tax consequences in the United States.

7.2 With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by any Affiliated Company, the Eligible 102 Participant shall extend to the relevant Affiliated Company a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the ITO Rules.

8. Governing Law and Jurisdiction.
The Plan and all Awards (including, without limitation, Options) granted thereunder are governed by the laws of Michigan without regards to conflicts of laws; provided, however, that all aspects of an Award which relate to Section 102 of the ITO, the rules and regulations promulgated thereunder, the Appendix and/or the Trust Agreement, shall be governed by and interpreted in accordance with the laws of the State of Israel and Section 102, in particular, with respect to Awards granted pursuant to Section 102 to Eligible 102 Participants, without regards to conflicts of laws. All Awards and Shares which are governed by the provisions of this Appendix shall be subject to the laws and requirements of the State of Israel and the terms and conditions on which any such Award is granted are deemed modified to the extent necessary or advisable to comply with the applicable Israeli laws. It is hereby clarified that any ruling provided by the ITA with respect to Israeli Participants and is required in order for the 102 Capital Gains Track Grants to continue to be subject to the 102 Capital Gains Track will be, upon the resolution of the Board/Compensation Committee, deemed incorporated into this Appendix such that the Board/Compensation Committee will be able to act in accordance with such ruling.

9. Securities Laws.
Without derogation from any provisions of the Plan, all Awards which are governed by the provisions of this Appendix shall also be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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